Exhibit 10.1

25 West Watkins Mill Road, Suite A

Gaithersburg, MD 20878

April 1, 2022

Michelle Gilson

[phone number and email address redacted]

Via E-Mail

Dear Michelle,

I am pleased to offer you a position with Arcellx, Inc. (the “Company”), as the Chief Financial Officer reporting to the Chief Executive Officer or their designee. The position is based in our Bay Area, California office. If you decide to join us, your employment will commence on a mutually agreeable starting date on or before May 23, 2022, and your actual start date with the Company will be considered the “Effective Date” for purposes of this offer letter agreement. You will need to relocate no later than September 1, 2022. Please note that, for the avoidance of doubt, the Company will continue to extend this offer pursuant to the terms and conditions of this letter even if your current employer refuses to waive any garden leave or other notice requirement in its favor as provided for in any offer letter or other service agreement between you and your current employer.

You will receive an annual base salary of $420,000 (the “Base Salary”), which will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

You will be eligible to earn an annual bonus of up to 40% of your Base Salary payments during the applicable bonus plan year, upon achievement of performance objectives to be determined by the Board of Directors of the Company (the “Board”) in its sole discretion (the “Target Bonus”). The Target Bonus, or any portion thereof, will be paid, less applicable withholdings, as soon as practicable after the Board determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year (which currently is December 31st) in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned. Any bonuses will be subject to your continued employment with the Company through the date the bonus is earned. For the avoidance of doubt, any Target Bonus you may receive with respect to the Company’s 2022 fiscal year will not be prorated as a result of the Effective Date occurring after January 1, 2022.

The Company shall pay you a one-time Relocation Bonus (the “Relocation Bonus”) in the net amount of $50,000 (meaning after the deduction of applicable employee withholding obligations) within thirty (30) days of commencement of your employment with the Company, provided you remain an employee of the Company on the date the Relocation Bonus is paid. The Company also agrees to reimburse you for the cost of temporary housing in the Bay Area and the services of a destination vendor who can assist you with the relocation process for a period commencing on the Effective Date and ending on December 31, 2022; such reimbursements not to exceed a net amount of $5,000 per month (meaning after the deduction of applicable employee withholding obligations) or a net amount of $35,000 in the aggregate (meaning after the deduction of applicable employee withholding obligations) (such reimbursements, the “Travel Reimbursements”). The Travel Reimbursements will be paid, less applicable withholdings, in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy, provided that, to the extent required by Section 409A, you must remain an employee of the Company on the date(s) the Travel Reimbursements are paid to you in order to receive them. Notwithstanding the foregoing, you agree to repay the Company one hundred percent (100%) of the total amount of the Relocation Bonus and Travel Reimbursements (as calculated on a pre-tax basis) if you voluntarily terminate your employment with the Company prior to the first anniversary of the Effective Date, and you agree to repay the Company fifty percent (50%) of the total amount of the Signing bonus, Relocation Bonus, and Travel Reimbursements (as calculated on a pre-tax basis) if you voluntarily terminate your employment with the Company after the first anniversary of the Effective Date, but prior to the second anniversary. Any such repayment shall be made within thirty (30) days after your last date of employment with the Company.

If you decide to join the Company, the Company shall recommend that the Board or a designated committee of the Board grant to you the following:

1.

An award of 67,285 restricted stock units that would be settled in shares of the Company’s Common Stock (the “RSU Award”). We anticipate that the RSU Award will have an approximate value of $1,125,000 based on a grant formula determined by the Board and certain assumptions in place as of the date of this letter. The RSU Award will be issued pursuant to the terms and conditions of the Arcellx, Inc. 2022 Equity Incentive Plan (the “Plan”) and a restricted stock unit award agreement thereunder to be entered into between you and the Company. Subject to the terms of the Plan and the applicable award agreement, your RSU Award will vest over three (3) years with a cliff vest every twelve (12) months following the applicable vesting commencement date, subject to you continuing to be a Service Provider (as defined in the Plan) through each vesting date.

2.

An option to purchase 103,515 shares of the Company’s Common Stock (the “Option”). We anticipate that the Option will have an approximate value of $1,125,000 based on a grant formula determined by the Board and certain assumptions in place as of the date of this letter. The Option will be issued pursuant to the terms and conditions of the Plan and an option agreement thereunder to be entered into between you and the Company. Subject to the terms of the Plan and the applicable award agreement, your Option will vest over four (4) years, with 25% of the shares subject to the Option cliff vesting on the one (1) year anniversary of the vesting commencement date and one forty-eighth (1/48th) of the shares subject to the Option vesting each month thereafter, subject to you continuing to be a Service Provider (as defined in the Plan) through each vesting date.

If you accept this offer of employment, from and after the Effective Date, you will be entitled to participate in any employee benefit plans hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, any group medical, dental, vision, disability, life insurance plans maintained by the Company, subject to the terms and conditions of the applicable plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. You will participate in the Company’s “Flexible Time Away Policy” which provides you with unlimited paid time off for vacation, personal and short-term sick leave. The Company also has a separate holiday schedule that is published at the beginning of each calendar year.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Furthermore, as a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below on or before April 8, 2022. This offer letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Rami Elghandour
Rami Elghandour
Chief Executive Officer

Agreed to and accepted:

Signature: /s/ Michelle Gilson

Printed Name: Michelle Gilson

Date: 4/6/2022